Exhibit 10.3

ARBEITSVERTRAG		EMPLOYMENT CONTRACT
Zwischen		Between
HeartWare GmbH		HeartWare GmbH
Kugelfangtrift 10		Kugelfangtrift 10
30179 Hannover		30179 Hannover
(im folgenden “Gesellschaft” genannt)		(hereinafter referred to as “Company”)
und		and
Frau Dr. Katrin Leadley Karwendelstr. 15 82152 Krailling Deutschland		Mrs. Katrin Leadley, MD Karwendelstr. 15 82152 Krailling, Germany
(im folgenden “Mitarbeiterin” genannt)		(hereinafter referred to as “Employee”)
wird folgender Arbeitsvertrag geschlossen:		the following Employment Contract is concluded:
§ 1		§ 1
Beginn und Dauer des Arbeitsverhältnisses		Commencement and Duration of Employment Contract
Das Arbeitsverhältnis beginnt zum 01.09.2014 und besteht unbefristet.		The Employment Contract commences on 01st September 2014 and continues for an unlimited period.
§ 2		§ 2
Grundlagen des Arbeitsverhältnisses		Basis of Employment
1.	Die Mitarbeiterin wird von zu Hause aus tätig werden. Es wird erwartet und ist nach dem Wesen dieses Vertrages erforderlich, dass die Mitarbeiterin regelmäßig Dienstreisen unternimmt und bei Bedarf an anderen Orten innerhalb Deutschlands, aber auch im europäischen und außereuropäischen Ausland tätig wird.	1.

The Employee will basically perform her employment duties from her home. However, it is expected and implied in this contract that the Employee travels for work purposes on a regular basis and will also work at other places within Germany as well as in foreign countries within or outside Europe.

2.	Für das Arbeitsverhältnis gelten die betrieblichen Regelungen und ergänzend die allgemeinen gesetzlichen Vorschriften nach deutschem Recht in der jeweils gültigen Fassung, soweit in diesem Vertrag nichts anderes vereinbart ist.	2.	The Company arrangements as far as work is concerned as well as the valid statutory provisions according to German law shall be part of this contract, unless otherwise stipulated.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

3.	Die Mitarbeiterin wird der Gesellschaft ihre ganze Arbeitskraft widmen und ihre Interessen wahren. Die Übernahme einer entgeltlichen und unentgeltlichen Nebentätigkeit im beruflichen Bereich bedarf der vorherigen schriftlichen Zustimmung der Gesellschaft. Die Gesellschaft wird ihre Zustimmung unverzüglich erteilen, sofern nicht berechtigte Interessen entgegenstehen.	3.	The Employee will devote her entire working hours to take care of the Company’s interest. Any additional professional occupation, whether paid or unpaid, requires the previous written consent of the Company. The Company shall provide its consent immediately unless there is contrary legitimate interest.

§ 3		§ 3
Tätigkeit		Job Description

1.	Die Mitarbeiterin wird eingestellt als “Chief Medical Officer” (“CMO”).	1.	The Employee shall be engaged as Chief Medical Officer (“CMO”).

2.	Die Gesellschaft behält sich vor, der Mitarbeiterin andere gleichwertige und zumutbare Aufgaben zuzuweisen, die ihren Vorkenntnissen und Fähigkeiten entsprechen. Macht die Gesellschaft hiervon Gebrauch, so ist sie verpflichtet, die bisherige Vergütung weiter zu zahlen.	2.	The Company reserves the right to engage the Employee in other equal and reasonable activities which correspond with her previous knowledge and capabilities. Should the Company avail itself of this right, it shall continue to pay the same amount of salary as beforehand.

§ 4		§ 4
Arbeitszeit		Working Hours

1.	Die regelmäßige Arbeitszeit beträgt 40 Stunden wöchentlich.	1.	The regular working hours shall be 40 hours per week.

2.	Die Verteilung der Arbeitszeit richtet sich nach den betrieblichen Erfordernissen.	2.	The working time shall be distributed in accordance with the requirements of the business.

3.	Soweit es aus dienstlichen Gründen notwendig ist, verpflichtet sich die Mitarbeiterin, Mehrarbeit im Rahmen der gesetzlichen Bestimmungen zu leisten.	3.	The Employee shall be obliged to work overtime insofar as this is legally permissible.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

	§ 5 Vergütung		§ 5 Remuneration

1.	Die Mitarbeiterin erhält ein Bruttogehalt in Höhe von € 276.000,00 jährlich, welches in 12 gleichen monatlichen Teilen in Höhe von € 23.000,00 ausgezahlt wird.	1.	The Employee shall receive an annual gross salary of € 276,000.00, which will be paid in twelve equal monthly installments in an amount of € 23.000,00.

2.	Darüber hinausgehende Gratifikationen, Leistungen oder sonstige Sonderzahlungen sind freiwillig und begründen auch bei wiederholter Zahlung keine Verpflichtung der Gesellschaft für die Zukunft. Dieser Freiwilligkeitsvorbehalt gilt nicht für Bonuszahlung nach Ziffer 3 dieser Vorschrift.	2.	Further bonuses or other extra payments are without prejudice for the future and do not constitute any obligation whatsoever on behalf of the Company. This shall not apply to the bonus payment under Paragraph 3.

3.	Die Mitarbeiterin nimmt nach den folgenden Maßgaben am Bonusprogramm der Gesellschaft teil:	3.	The Employee shall under the following terms and conditions participate in the Company’s bonus program:

•	In Abhängigkeit ihrer persönlichen Leistung und dem Gesamtergebnis der Gesellschaft innerhalb eines Kalenderjahres (“Bemessungszeitraum”) erhält die Mitarbeiterin eine jährliche Bonuszahlung.	•	Depending on her individual performance and on the performance of the Company within a calendar year (“Assessment Period”) the Employee shall receive an annual bonus payment.

•	Beginnt das Arbeitsverhältnis nach dem Beginn des Bemessungszeitraums, wird eine etwaige Bonuszahlung anteilig ausgekehrt. Eine Bonuszahlung erfolgt nicht, wenn das Arbeitsverhältnis nach dem 30.09. beginnt.	•	If the employment relationship commences after the beginning of the Assessment Period, bonus payments (if any) shall be pro-rated. No bonus payments shall be made if the employment relationship commences after 30 September.

•	Die Höhe der Bonuszahlung wird nach Wahl der Gesellschaft festgelegt werden. Als Target gelten 40% der jährlichen Brutto-Vergütung gemäß § 5 Ziffer 1.	•	The amount of the bonus payment shall be determined at the Company’s discretion and shall be targeted at 40 % of the annual gross remuneration under Section 5, Paragraph 1.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

•	Etwaige Bonuszahlungen erfolgen innerhalb des ersten Quartals nach dem Ende des Bemessungszeitraumes (Auszahlungszeitpunkt).	•	The bonus payment – if any - shall be made within the first quarter after the end of the Assessment Period (Payment Date)

•	Es besteht kein Anspruch auf eine Bonuszahlung, wenn das Arbeitsverhältnis im Auszahlungszeitpunkt nicht mehr besteht. Dieses gilt nicht, sofern das Anstellungsverhältnis endete, die Mitarbeiterin aber bei der HeartWare, Inc. (“HeartWare”) in den Vereinigten Staaten eine Anstellung aufgenommen hat . Anteilige Zahlungen erfolgen nicht.	•	The Employee is not entitled to a bonus payment if the employment relationship has ended before the Payment Date, unless the employment relationship has ended and Employee has commenced employment with HeartWare, Inc. in the United States (“HeartWare”). There shall be no pro-rata payments.

•	Ein Anspruch besteht weiterhin nicht, wenn sich das Arbeitsverhältnis zum Auszahlungszeitpunkt in einem gekündigten Zustand befindet. Dies gilt nicht, wenn die Kündigung aus Gründen erfolgt, die der Mitarbeiter nicht zu vertreten hat, insbesondere aus betriebsbedingten Gründen.	•	Furthermore the Employee is not entitled to a bonus payment if the employment relationship has been terminated on the Payment Date, unless the termination was caused by circumstances beyond the Employee’s influence, e.g. urgent operational reasons.

4. Das Board der HeartWare International, Inc. hat bereits durch Beschluss der Gewährung von 15.000 “Restricted Stock Units” zugestimmt. Restricted Stock Units stellen die Verpflichtung der Gesellschaft dar, an die Mitarbeiterin die entsprechende Anzahl von Aktien bei Erreichen bestimmter Auflagen und Bedingungen auszugeben. Die Restricted Stock Units würden sodann in vier gleichen Tranchen jeweils im Zeitpunkt der ersten vier Jahrestage der Gewährung der Restricted Stock Units (“Datum der Gewährung”) und gemäß der von der Geschäftsführung nach ihrem eigenen Ermessen erstellten sonstigen Auflagen und Bedingungen sowie im Einklang mit der bisherigen Übung ausgegeben. Die Ausgabe der Restricted Stock Units ist davon abhängig, dass die Mitarbeiterin jeweils im Zeitpunkt der vorbezeichneten Jahrestage bei der Gesellschaft oder HeartWare, Inc. beschäftigt ist. Das “Datum derGewährung” ist das Datum des Beginns derBeschäftigung der Mitarbeiterin bei der Gesellschaft.		4.	The Board of Directors of HeartWare International, Inc. (the “Board”) has already approved to the grant of 15,000 restricted stock units to the Employee. Restricted stock units represent the Company’s commitment to issue to the employee that number of shares of common stock upon the satisfaction of specified terms and conditions. The restricted stock units would vest in four equal installments on each of the first four anniversaries of the date the restricted stock units are granted (“Grant Date”) and on such other terms and conditions as the Board shall determine in its sole discretion at the time of grant generally consistent with past practice. Vesting of restricted stock units are subject to the employee continuing to be employed by the Company or HeartWare, as of an anniversary date. The “Grant Date” will be the commencement date of the Employee with the Company.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

5.	Geleistete Mehrarbeit ist mit dem Gehalt abgegolten, soweit die Mehrarbeit nicht mehr als 25 % der regelmäßigen Arbeitszeit gemäß § 4 Abs. 1 übersteigt. Darüber hinausgehende Mehrarbeit wird nur vergütet, wenn die Mehrarbeit von der Gesellschaft angeordnet oder ausdrücklich genehmigt wurde.	5.	The remuneration includes salary for overtime as far as the overtime does not exceed 25 % of the regular working hours according to sec. 4 para. 1. Overtime beyond this level will only be paid for if the overtime is directed or approved by the Company.

§ 6			§ 6
Auslagenersatz			Expenses

Auslagen, die der Mitarbeiterin im Rahmen ihrer dienstlichen Tätigkeit für die Gesellschaft entstehen, werden von der Gesellschaft im Einklang mit der jeweils gültigen Fassung der Reise- und Kostenerstattungsrichtlinie der Gesellschaft nach Vorlage von Belegen ersetzt. Die Gesellschaft entscheidet darüber, ob die Auslagen im Rahmen der dienstlichen Tätigkeit der Mitarbeiterin entstanden sind. Die Mitarbeiterin hat die Belege für ihre Ausgaben bis zum Ende des Kalendermonats, in dem die Ausgaben entstanden sind, der Gesellschaft vorzulegen.		Expenses which arise in the course of the Employee’s execution of her duties for the Company will be compensated by the Company on the basis of supporting documents consistent with the Company’s travel and expense reimbursement policy in effect at the time. It is at the Company’s discretion to decide whether or not the expenses arose in the course of the Employee’s execution of her duties. The Employee is obliged to present the documentary proof of her expenses to the Company prior to the end of the month in which they arose.

§ 7 Arbeitsverhinderung		§ 7 Inability to work

1.	Wird die Mitarbeiterin durch Arbeitsunfähigkeit infolge Krankheit, Unfall oder einem sonstigen Grund	1.	In the event that the Employee is unable to perform her work due to sickness, accidents or any other reason without any

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

	vorübergehend an ihrer Dienstleistung gehindert, ohne dass sie hieran ein Verschulden trifft, so wird das Gehalt nach den gesetzlichen Bestimmungen weitergezahlt.		fault on their part, the Company shall continue to pay the remuneration in accordance with German statutory law.

2.	Bei Arbeitsverhinderung ist die Gesellschaft unverzüglich über die Gründe und die voraussichtliche Dauer zu unterrichten.	2.	The Employee shall be obliged to inform the Company of any inability to work and the expected duration of such an inability. The Employee shall give reasons for the inability to work.

3.	Ist die Arbeitsverhinderung durch Krankheit verursacht, so ist die Arbeitsunfähigkeit außerdem spätestens am dritten Kalendertag durch Vorlage einer ärztlichen Bescheinigung nachzuweisen. Dauert die Arbeitsunfähigkeit länger als in der Bescheinigung angegeben, so ist innerhalb von drei Tagen eine neue Bescheinigung einzureichen.	3.	In the case of sickness, the Employee shall be obliged to present a doctor’s certificate of inability to work giving the probable duration thereof before the end of the third calendar day from the beginning of inability to work. Should the inability to work last longer than given in the doctor’s certificate a new doctor’s certificate shall be submitted within three days.

§ 8 Urlaub		§ 8 Vacation

1.	Die Mitarbeiterin hat einen Anspruch auf einen Erholungsurlaub von 30 Arbeitstagen je Kalenderjahr.	1.	The Employee will be entitled to 30 days vacation for each calendar year.

2.	Zeitpunkt und Dauer des Urlaubs sind mit dem zuständigen Vorgesetzten abzustimmen.	2.	The date and the duration of the vacation are to be agreed upon with the Company’s management.

3.	Der Urlaub ist im Urlaubsjahr = Kalenderjahr zu nehmen. Er erlischt nach Ablauf des Kalenderjahres, es sei denn, dass er aus betrieblichen Gründen, mit Zustimmung der Gesellschaft oder wegen Krankheit nicht genommen werden konnte. Bei Beendigung des Arbeitsverhältnisses erfolgt eine etwaige Urlaubsabgeltung nur bis zur Höhe des gesetzlichen Mindesturlaubs.	3.	The vacation is to be taken within the calendar year. After the end of the calendar year the Employee will not be entitled to carry over vacation days unless it could not be taken due to sickness or for Company reasons approved by the Company prior to year-end. If the employment relationship ends the Employee shall be entitled to payments for accrued vacation (if any) only up to the statutory minimum vacation entitlement.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

§ 9 Verschwiegenheitspflicht		§ 9 Secrecy

1.	Die Mitarbeiterin verpflichtet sich, über alle nicht allgemein bekannten Firmenangelegenheiten, die der Mitarbeiterin anvertraut wurden oder die ihr anderweitig bekannt geworden sind, gegenüber dritten Personen Verschwiegenheit zu wahren. Diese Schweigepflicht erstreckt sich insbesondere auf Angelegenheiten anderer Firmen, mit denen die Gesellschaft wirtschaftlich oder organisatorisch verbunden ist, auf Informationen betreffend die Geschäftsstruktur, die Kunden- und Lieferantenbeziehungen, technisches Know-How und/oder andere Marketing, Handels- oder technische Informationen. Diese Verpflichtung dauert über das Ende des Arbeitsverhältnisses hinaus fort.	1.	The Employee shall not disclose to any third party, any confidential, technical or other business information which has been entrusted to Employee, or which has otherwise become known to Employee and which relates to the Company or its business. In particular, no information may be disclosed concerning the matters of affiliated companies, the organization of the business, relationships with customers and suppliers and the technical know-how as well as other marketing, commercial and technical information related to the Company. This obligation shall not expire upon termination of employment but shall remain in force.

2.	Geschäftliche Protokolle und Berichte jeder Art, einschließlich persönlicher Notizen betreffend geschäftliche Aktivitäten und sonstiger Geschäfte sind sorgfältig zu behandeln und unter Verschluss zu halten und nur für geschäftliche Zwecke zu verwenden. Es ist nicht gestattet, Kopien oder Abschriften, auch nicht auszugsweise, von Zeichnungen, Berechnungen, Statistiken und dergleichen oder von anderen geschäftlichen Protokollen oder dergleichen anzufertigen, sofern dies nicht für geschäftliche Zwecke erfolgt.	2.	Business record of any kind, including private notes concerning Company affairs and activities, shall be carefully kept, maintained as confidential and shall be used only for business purposes. It is not permitted to make copies or extracts or duplicates of drawings, calculations, statistics and the like of any other business records or purposes other than for the Company’s business.

3.	Bei Beendigung des Dienstverhältnisses ist die Mitarbeiterin verpflichtet, alle Gegenstände, die der Gesellschaft gehören und alle Schriftstücke, Korrespondenzen, Aufzeichnungen, Computerdateien, Entwürfe, Kopien und dergleichen, die die Angelegenheiten der Gesellschaft betreffen und sich noch in ihrem Besitz befinden, unverzüglich an die Gesellschaft herauszugeben. Ein Zurückbehaltungsrecht oder das Recht Kopien anzufertigen, besteht nicht.	3.	Upon termination of employment, the Employee shall immediately return to the Company all things belonging to the Company and all documents, correspondence, notes, business records, computer data, drafts, copies and similar records in her possession and concerning the business of the Company. The Employee does not have a right to withhold such records or to make or to retain copies.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

§ 10 Kündigung des Arbeitsverhältnisses		§ 10 Termination of the Employment Relationship

1.	Dieser Vertrag kann von beiden Parteien mit einer Frist von 3 Monaten zum Monatsende ordentlich gekündigt werden.	1.	This agreement can be terminated by both parties with an ordinary termination period of 3 months to the end of a month.

	Das Recht beider Parteien zur ausserordentlichen Kündigung aus wichtigem Grund bleibt hiervon unberührt. Zwingende gesetzliche Kündigungsfristen, die für Kündigungen durch die Gesellschaft gelten, gelten in gleicher Weise für Kündigungen durch den Mitarbeiter.		This does not affect the right of both parties to terminate this contract for good cause. Terms of notice, which are compulsory as a matter of law applicable to the notice of termination by the Company shall be compulsory with respect to the notice of termination by the Employee as well.

	Im Falle der Kündigung behält sich die Gesellschaft das Recht vor, den Mitarbeiter mit sofortiger Wirkung unter Fortzahlung seines Gehalts freizustellen.		Should notice of termination be given, the Company shall have the right to release the Employee with immediate effect. Employee’s claim to salary for the notice period shall not be affected by such suspension.

2.	Sollte die Mitarbeiterin keine Erlaubnis zur Arbeit in den Vereinigten Staaten, die ihr die bereits geplante Arbeitsaufnahme bei der HeartWare Inc. ermöglicht, zum oder vor dem 01.10.2015 erhalten, steht beiden Parteien ein außerordentliches Kündigungsrecht mit einer Frist von drei Monaten zum Ende eines Kalendermonats zu.	2.

In case the employee does not obtain authorization to work in the United States on or before October 1, 2015 to allow her to commence the already planned work with HeartWare Inc. in the USA both parties have the right, to terminate this Employment extraordinary with a notice period of three months to the end of the calendar month.

3.	Die Kündigung bedarf der Schriftform.	3.	Notice of termination shall be given in writing.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

4.	Das Arbeitsverhältnis endet spätestens am Schluss des Monats, in dem die Mitarbeiterin das gesetzliche Rentenalter erreicht, ohne dass es einer Kündigung bedarf.	4.	The employment relationship shall terminate at the end of the month in which the Employee reaches the statutory pension age without termination notice being required.

§ 11 Nachvertragliches Wettbewerbsverbot		§ 11 Postcontractual Noncompetition clause

1.	Der Mitarbeiterin ist es untersagt, für die Dauer von 1 (einem) Jahr nach Beendigung des zwischen den Parteien bestehenden Arbeitsverhältnisses in selbständiger, unselbständiger und sonstiger Weise, weder mittelbar noch unmittelbar, weder für eigene noch für fremde Rechnung für ein Unternehmen im Gebiet der Mitgliedstaaten der Europäischen Union und den USA (“Wettbewerbsgebiet”) tätig zu werden, welches mit der Gesellschaft im direkten oder indirekten Wettbewerb steht, einen solchen Wettbewerb fördert oder mit dem Wettbewerbsunternehmen verbunden ist (“Konkurrenztätigkeit”). Direkte und indirekte Wettbewerber sind definiert als Unternehmen, die Produkte entwickeln, herstellen und / oder vertreiben, die zu den Produkten der Gesellschaft im Wettbewerb stehen, insbesondere ventrikuläre Unterstützungssysteme (VAD – Ventricular Assist System).	1.	The Employee shall be prohibited for the period of one (1) year after the cessation of the employment relation existing between the Parties from becoming active in a self-employed, employed or other fashion, either directly or indirectly, for her own account or for the account of a third party, for any enterprise in the territory of the member states of the European Union and the United States of America (“Competitive Territory”) that competes with the Company directly or indirectly, promotes such competition or is affiliated with a competing company (“Competitive Activity”). Direct and indirect competitors are hereby defined as enterprises that develop, produce and/or market products that compete with the Company’s products, particularly ventricular assist devices (VADs).

2.	In gleicher Weise ist es der Mitarbeiterin untersagt, während der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Von diesem Verbot ausgenommen sind Beteiligungen an bis zu einer Höhe von 5,0 % des stimmberechtigten Kapitals.	2.	In the same fashion, the Employee shall be prohibited throughout the term of this prohibition from forming or acquiring such an enterprise or taking direct or indirect shares therein. Exempt from this prohibition shall be shareholdings of up to 5.0% of the voting capital.

3.	Für die Dauer des Verbots erhält die	3.	For the duration of the prohibition, the Employee shall receive an indemnity of

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

	Mitarbeiterin eine Entschädigung in Höhe der Hälfte der von ihr zuletzt bezogenen vertragsgemäßen Leistungen (§ 74 HGB).		one-half of her most recently received contractual benefits (§ 74 of the Commercial Code).

4.	Auf die Entschädigung muss sich die Mitarbeiterin andere Bezüge vollumfänglich anrechnen lassen. Der Mitarbeiter hat über anderweitige Einkünfte zum Ende eines jeden Quartals unaufgefordert Auskunft zu geben; die Auskunft ist auf Anforderung zu belegen.	4.	The Employee must allow the full scope of any other remuneration to be credited towards the indemnity. The Employee must provide information about any other income as of the end of each quarter, without need of request; proof of the information must be furnished upon request.

5.	Endet der Vertrag aufgrund des Eintritts der Mitarbeiterin in den vorzeitigen oder endgültigen Ruhestand, so entfallen die Regelungen der vorstehenden Ziffern 1. bis 4.	5.	If the Agreement ceases because the Employee goes into early retirement or reaches definitive retirement age, the provisions in Paragraphs 1 to 4 shall no longer be applicable.

6.	Für jede Handlung, durch die die Mitarbeiterin das Verbot gemäß vorstehenden Ziffern 1. und 2. schuldhaft verletzt, hat sie eine Vertragsstrafe in Höhe von € 25.000,00 zu zahlen.	6.	For each act through which the Employee negligently breaches the prohibition pursuant to Paragraphs 1 and 2, the Employee must pay a contractual penalty in the amount of € 25,000.00.

7.	Besteht die Verletzungshandlung in der kapitalmäßigen Beteiligung an einem Wettbewerbsunternehmen oder der Eingehung eines Dauerschuldverhältnisses (z.B. Arbeits-, Dienst-, Handelsvertreter- oder Beraterverhältnis), wird die Vertragsstrafe für jeden angefangenen Monat, in dem die kapitalmäßige Beteiligung oder das Dauerschuldverhältnis besteht, neu verwirkt (Dauerverletzung). Mehrere Verletzungen lösen jeweils gesonderte Vertragsstrafen aus, ggf. auch mehrmals innerhalb eines Monats. Erfolgen dagegen einzelne Verletzungshandlungen im Rahmen einer Dauerverletzung, sind sie von der für die Dauerverletzung verwirkten Vertragsstrafe mit umfasst.	7.	If the infringement act consists in a capital investment in a competing enterprise or the entry into a recurring obligation (e.g. employment, service, commercial representative or consultant relation), the contractual penalty shall be forfeited again for each initiated month in which the capital investment or the recurring obligation exists (persistent breach). Several breaches shall each trigger separate contractual penalties, even several times within one month. If, in contrast, individual acts of infringement occur within the framework of a single persistent breach, they shall be encompassed by the contractual penalty forfeited for the persistent breach.

8.	Die Geltendmachung von Schäden, die über die verwirkte Vertragsstrafe hinausgehen, bleibt vorbehalten, das	8.	The right to assert claims beyond the forfeited contractual penalty shall hereby reserved; this shall also apply to the assertion

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

	Gleiche gilt für die Geltendmachung aller sonstigen gesetzlichen Ansprüche oder Rechtsfolgen aus einer Verletzung.		of all other claims and legal consequences from the breach that are stipulated by law.

9.	Die Gesellschaft kann auf die Einhaltung des Wettbewerbsverbotes jederzeit verzichten, sowohl während des Anstellungsverhältnisses als auch danach. Im Falle eines Verzichts wird die Mitarbeiterin von der Verpflichtung zur Unterlassung nach vorstehenden Ziffern 1. und 2. mit sofortiger Wirkung frei, während die Pflicht der Gesellschaft zur Zahlung der Entschädigung gemäß vorstehender Ziffer 3. sechs Kalendermonate nach Ausspruch des Verzichts endet.	9.	The Company may waive the observance of this Covenant Not to Compete at any time, both during the employment relation and thereafter. In the event of a waiver, the Employee shall be free of the desistance obligation in accordance with Paragraphs 1 and 2 with immediate effect, while the duty of the Company to pay the indemnity pursuant to Paragraph 3 shall cease 6 calendar months after declaration of the waiver.

§ 12 Sonstige Vereinbarungen		§ 12 Subsidiary Agreement

1.	Dieser Vertrag unterliegt deutschem Recht.	1.	The employment contract shall be governed by German law.

2.	Die deutsche Fassung dieses Vertrages ist die allein maßgebliche und bindende.	2.	The German version of this contract shall be the authoritative and binding version.

§ 13 Datenschutz		§ 13 Data protection

Die Mitarbeiterin ermächtigt die Gesellschaft, personenbezogene Daten über die Mitarbeiterin zu erheben und zu verwenden, soweit eine Rechtsvorschrift dies vorsieht und zwingend voraussetzt, dies der Zweckbestimmung des Arbeitsvertrages dient oder es zur Wahrnehmung berechtigter Interessen der Gesellschaft dient und die schutzwürdigen Interessen der Gesellschaft die schutzwürdigen Interessen der Mitarbeiterin am Ausschluss der Erhebung oder Verwendung überwiegen. Hierzu gehört auch die Übermittlung personenbezogener Daten im Rahmen der Auskunfts- und Meldepflicht nach sozialversicherungs- und steuerrechtlichen Vorschriften. Im Übrigen ermächtigt die Mitarbeiterin die Gesellschaft		The Employee agrees that the Company can collect and use Employee’s personal data, if the collection and use is prescribed and required mandatory by a legal provision, or if it is necessary to fulfil the concrete purpose of the employment contract, or if it is necessary to safeguard legitimate interests of the Company and if it is appropriate after the interests of both parties have been weighed against each other. This includes the transfer of personal data within the scope of fulfilling the duty to provide information and the duty to report pursuant to Social Law and Tax Law. Furthermore the Employee authorizes the Company to forward his personal data to the Company’s parent company HeartWare, Inc., which has its business seat in the US. The

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

dazu, ihre personenbezogenen Daten an die Muttergesellschaft der Gesellschaft, die HeartWare Inc., die ihren Geschäftssitz in den USA hat, weiterzuleiten. Die Mitarbeiterin ermächtigt HeartWare, Inc. diese Daten zu verwenden, soweit dies der Zweckbestimmung des Arbeitsverhältnisses zwischen der Mitarbeiterin und der Gesellschaft dient.	Employee authorizes HeartWare, Inc. to use such data as long as this is necessary to fulfil the concrete purpose of the employment relationship between the Employee and the Company.

§ 14	§ 14
“Business Protection Agreement” und “Amendment to the Employment agreement concerning the grant of severance in the event of change in control”	Business Protection Agreement and Amendment to the Employment agreement concerning the grant of severance in the event of change in control

Die Inhalte des als Anlage 1 mit dieser Vereinbarung fest verbundenen und von der HeartWare Inc. vorgegebenen “Business Protection Agreement” und des als Anlage 2 mit dieser Vereinbarung fest verbundenen und von der HeartWare Inc. vorgegebenen “Amendment to the Employment agreement concerning the grant of severance in the event of change in control” sind ebenfalls Vertragsbestandteile des zwischen der Gesellschaft und der Mitarbeiterin geschlossenen Arbeitsverhältnisses.	The contents of the “Business Protection Agreement”, which is attached fixed with this Agreement as Annex 1 and given from the HeartWare Inc., and of the “Amendment to the Employment agreement concerning the grant of severance in the event of change in control”, which is attached fixed with this Agreement as Annex 2 and given from the HeartWare Inc., are also contractual parts of the employment between the Company and the employee.

Das “Amendment to the Employment agreement concerning the grant of severance in the event of change in control” gilt sowohl für einen “change in control” bei der HeartWare Inc. oder HeartWare International, Inc. als auch sinngemäß bei einem solchen der Gesellschaft.	The “Amendment to the Employment agreement concerning the grant of severance in the event of change in control” applies as well in the case of a change of control in regard to the HeartWare Inc. or HeartWare International, Inc. as analogously in the case of a change of control in regard of the Company.

Die Parteien vereinbaren bereits zum jetzigen Zeitpunkt, dass die gemäß dem “Amendment to the Employment agreement concerning the grant of severance in the event of change in control” (Anlage 2) von der Gesellschaft zu erbringende Abfindungszahlung jedwede mögliche, insbesondere aufgrund Gesetz, einem Urteil oder einer Aufhebungs- oder Abwicklungsvereinbarung zu zahlende Abfindung an Erfüllungsstatt ersetzt.	The parties already agree at this time, that a severance pay provided by the Company under the “Amendment to the Employment agreement concerning the grant of severance in the event of change in control” (Annex 2) shall supersede any other possible severance payment especially based on law, on a judgment or on a termination / settlement agreement in lieu of fulfillment.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

§ 15 Vertragsänderungen		§ 15 Amendments to the Contract

1.	Änderungen und/oder Ergänzungen dieses Vertrages, die nicht durch eine individuelle Vereinbarung der Vertragsparteien erfolgen, bedürfen zu ihrer Rechtswirksamkeit der schriftlichen Bestätigung. Dies gilt auch für den Verzicht auf dieses Schriftformerfordernis. Das bedeutet, dass keine Ansprüche aus betrieblicher Übung entstehen können	1.	Changes of and/or amendments to this contract, which were not agreed upon individually among the parties, shall require to be confirmed to in writing in order to become effective. This applies also to the waiver of the written form requirement. This means that no claims may arise under the terms of an operational practice (“Betriebliche Übung”).

2.	Sollte aus irgendeinem Grund eine Bestimmung dieses Vertrages unwirksam sein oder werden, so berührt dies nicht die übrigen Bestimmungen. An die Stelle der unwirksamen Bestimmung soll eine Regelung treten, die dem am nächsten kommt, was die Vertragspartner in verständiger Würdigung der beiderseitigen Interessen vereinbart hätten, falls sie die Unwirksamkeit der betreffenden Regelung gekannt hätten.	2.	Should, for any reason, a provision of this contract be or become invalid, the remaining provisions shall not be effected thereby. The invalid provision shall be replaced by another provision reflecting as closely as possible what the parties would have agreed taking their mutual interests into consideration if they have known about the invalidity of the respective provision.

Datum, September 1, 2014	Date, September 1, 2014

Gesellschaft	Company

/s/ Doug Godshall	/s/ Doug Godshall
Doug Godshall Geschäftsführer HeartWare GmbH	Doug Godshall Managing Director HeartWare GmbH

Mitarbeiterin	Employee

/s/ Katrin Leadley	/s/ Katrin Leadley
Katrin Leadley	Katrin Leadley

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

Annex 2

Grant of Severance in the Event of Change in Control

a.	If your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below) coincident with or within 18 months after a Change in Control (as defined below), and subject to the notice and release requirements described below, the Company shall cause to be paid, on or beginning within 15 days after your termination of employment a lump-sum cash payment in an amount equal to one times your Total Salary. The severance pay provided herein shall supersede, and not be in duplication of, any severance pay provided under the Employment Agreement or as required pursuant to any other statutory or legal requirement. “Total Salary” means your then current Base Salary plus the most recent amount paid to you as your Annual Bonus, if any.

b.	“Cause” means your: (i) material or persistent breach of this letter agreement; (ii) engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the Company; (iii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings you, the Board, the Company or any affiliate into disrepute; (iv) neglect of or negligent performance of your duties under this letter agreement; (v) willful, unauthorized disclosure of material confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; (vi) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of your duties under this letter agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties under this letter agreement; (vii) repeated failure to comply with the lawful directions of your immediate supervisor or the Board that are not inconsistent with the terms of this letter agreement; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the Company or any affiliate into disrepute. In order for the Company to terminate your employment for Cause under any of clauses (i), (iv), (vi) or (vii) in the preceding sentence, the Company must provide you with written notice of its intention to terminate employment for Cause and describing the acts or omissions upon which such termination for Cause is based, and you shall be provided a 30-day period from the date of such notice within which to cure or correct such acts or omissions if they are reasonably susceptible of cure or correction.

c.	“Good Reason” means the occurrence of any of the following without your consent:

i. a material diminution in your Base Salary;

ii. a material diminution in your authority, duties, or responsibilities;

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

iii. a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee instead of the Board;

iv. a material diminution in the budget over which you retain authority; or

v. any other action or inaction that constitutes a material breach by the Company of any agreement under which you provide services.

Notwithstanding the above, no “Good Reason” exists unless (I) you notify the Company in writing within 90 days after the initial existence of any condition listed above, and the Company fails to cure the condition within 30 days after receiving notice, and (II) you terminate employment by no later than 2 years after the initial existence of any condition listed above.

d.	A “Change in Control” means the earliest to occur of any of the following events, construed in accordance with section 409A of the Internal Revenue Code:

i. Any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding securities of the Parent;

ii. Any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of the Parent that have a total gross fair market value (as determined by the Board) of more than 50% of the total gross fair market value of all of the assets of, as applicable, the Parent immediately prior to the initiation of the acquisition; or

iii. A majority of the members of the board of directors of the Parent is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the board who were members of the board prior to the initiation of the replacement.

For purposes of this Amendment, a “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than (A) the Parent, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Parent, or (C) any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent. Persons will be considered to be “Acting as a Group” (or a “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com

or acquisition of stock, or similar transaction, such stockholder is considered to be Acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

For purposes of this Amendment section 318(a) of the Internal Revenue Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury regulation section 1.83 3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

e.	Your right to receive severance pay under this Amendment is conditioned upon (i) your signing and delivering to the Company, before any payment is due or scheduled to begin, a general release of claims, in form and substance reasonably acceptable to the Company, by which you release the Company from any claim arising from your employment by, or termination of employment with, the Company, in consideration for the payment; and (ii) your compliance with the terms of the Business Protection Agreement, attached to the Employment Agreement as Annex 1. The Company shall make no payment before the general release becomes effective upon the expiration of any applicable revocation period.

Kugelfangtrift 10, 30179 Hannover, Germany	heartware.com